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                 AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT
                 ----------------------------------------------

         AMENDMENT NO. 1, dated as of September 26, 1995, between TRANSAMERICA BUSINESS CREDIT CORPORATION ("Lender"), and KRUG INTERNATIONAL CORP. ("Borrower") and Borrower's wholly-owned Subsidiaries, KRUG LIFE SCIENCES INC. ("Life Sciences") and TECHNOLOGY/SCIENTIFIC SERVICES, INC. ("TSSI") (Life Sciences and TSSI hereinafter referred to individually as a "Borrowing Subsidiary", and collectively as "Borrowing Subsidiaries").

         Lender and Borrower and Borrowing Subsidiaries are parties to a Loan and Security Agreement, dated as of March 16, 1995 (the "Loan and Security Agreement"). Lender, Borrower and Borrowing Subsidiaries desire to amend the Loan and Security Agreement in certain respects and, accordingly, the parties hereto agree as follows:

         1. DEFINITIONS. Except as otherwise provided herein, the terms defined in the Loan and Security Agreement are used herein as defined therein.

         2. AMENDMENT. For the period October 1, 1995 to and including September 30, 1996, the definition of "Borrowing Base" in Section 3.1(a) of the Loan and Security Agreement is restated as follows:

                 "The 'Borrowing Base' shall mean, at any particular time, an amount equal to (a) ninety percent (90%), or such other percentage as Lender, in its sole discretion, exercised in a commercially reasonable manner, shall from time to time consider appropriate, of Eligible Accounts - Billed, plus (b) the lesser of (x) Four Million, Five Hundred Thousand Dollars ($4,500,000) or (y) eighty percent (80%), or such other percentage as Lender, in its sole discretion, exercised in a commercially reasonable manner, shall from time to time consider appropriate, of Eligible Accounts - Estimated, provided that Lender shall give Borrower thirty (30) days prior written notice of any change to such percentages."

From and after October 1, 1996, the definition of "Borrowing Base" shall be restated as originally stated in the Loan and Security Agreement as follows:

                 "The 'Borrowing Base' shall mean, at any particular time, an amount equal to (a) eighty-five percent (85%), or such other percentage as Lender, in its sole discretion, exercised in a commercially reasonable manner, shall from time to time consider appropriate, of Eligible Accounts - Billed, plus (b) the lesser of (x) Four Million, Five Hundred Thousand Dollars ($4,500,000) or (y) seventy percent (70%), or such other percentage as Lender, in its sole discretion, exercised in a commercially reasonable manner, shall from time to time consider appropriate, of Eligible Accounts - Estimated, provided that Lender shall give Borrower thirty (30) days prior written notice of any change to such percentages."

         3. REPRESENTATION AND WARRANTY. Borrower and each Borrowing Subsidiary represents and warrants to Lender that the execution and delivery by Borrower and each Borrowing Subsidiary of this Amendment No. 1 are within Borrower's and each Borrowing Subsidiary's corporate power, have been duly authorized by all necessary or proper corporate action, are not in contravention of any provision of Borrower's or either Borrowing Subsidiary's





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Articles or Certificate of Incorporation or Regulations, will not violate any law or regulation, or any order or decree of any court or governmental instrumentality, will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or either Borrowing Subsidiary is a party or by which Borrower or either Borrowing Subsidiary or any of its property is bound and do not require the consent or approval of any governmental body, agency, authority or any other person.

         4. NO DEFAULT. Borrower and each Borrowing Subsidiary represents and warrants that no Default or Event of Default exists as of the date hereof.

         5. MISCELLANEOUS. Except as herein provided, the Loan and Security Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. This Amendment No. 1 and the obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, and any applicable laws of the United States of America.

         IN WITNESS WHEREOF, this Amendment No. 1 has been duly executed as of the day and year specified at the beginning hereof.

TRANSAMERICA BUSINESS CREDIT               KRUG INTERNATIONAL CORP.
CORPORATION


By:_________________________________       By:__________________________________
     Name:  Matthew N. McAlpine                Name:  Thomas W. Kemp
     Title: Senior Account Executive           Title: Vice-President - Finance


                                           KRUG LIFE SCIENCES INC.


                                           By:__________________________________
                                               Name:  Thomas W. Kemp
                                               Title: Vice-President - Finance


                                           TECHNOLOGY/SCIENTIFIC
                                           SERVICES, INC.


                                           By:__________________________________
                                               Name:  Thomas W. Kemp
                                               Title: Vice-President - Finance



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